UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 28, 2009
DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	001-11690	34-1723097

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 755-5500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 28, 2009, Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), entered into a Separation Agreement and Release (the “Separation Agreement”) with Timothy J. Bruce as a result of the elimination of his position as the Company’s Executive Vice President of Development. Mr. Bruce has ceased serving as an executive officer and Section 16 officer of the Company. The Separation Agreement reflects Mr. Bruce’s departure as a termination without cause and provides that his employment with the Company will terminate on October 27, 2009 due to a 90-day notice requirement. Until that date, Mr. Bruce will continue to receive his current compensation and benefits from the Company. The Separation Agreement is subject to a revocation period in favor of Mr. Bruce.
     Pursuant to the Separation Agreement, Mr. Bruce will receive a lump-sum payment (less applicable deductions) equal to $1,278,000 in May 2010. Mr. Bruce will also continue to receive the Company’s health and welfare benefits coverage for him and his eligible dependents for up to two years following his employment on the same terms applicable to the Company’s active employees, and will receive one year of outplacement services. In consideration of these payments and benefits, Mr. Bruce has agreed to a general release of potential claims against the Company and certain related parties. The treatment of Mr. Bruce’s equity and incentive awards will be governed by the applicable provisions of the Company’s plans covering such awards. The Company has agreed to waive Mr. Bruce’s one-year non-competition covenant, but other covenants provided for in Mr. Bruce’s Amended and Restated Employment Agreement with the Company will remain in full force and effect, including his confidentiality, non-solicitation and cooperation covenants.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ William H. Schafer
William H. Schafer
Executive Vice President and Chief Financial Officer

Date: July 31, 2009